SHARE PURCHASE AND TRANSFER AGREEMENT

(Common Stock of ZQ Platforms Inc.)

This Share Purchase and Transfer Agreement (this “Agreement”) is made as of October 27, 2026 by and among Rahul Malhotra (the “Seller”), each of the persons listed on Schedule A (each a “Purchaser” and together the “Purchasers”), and, solely for purposes of Sections 6 and 8, ZQ Platforms Inc., a Wyoming corporation (the “Company”).

Recitals

A. The Company has 119,920,000 shares of common stock, par value US $0.0001 per share (the “Common Stock”), issued and outstanding. The Seller is the sole record and beneficial owner of 87,240,000 shares of Common Stock (the “Shares”), free and clear of all liens, encumbrances and adverse claims.

B. The Seller desires to sell all of the Shares, and each Purchaser desires to purchase the number of Shares set forth opposite such Purchaser’s name on Schedule A, at a price of US $0.0001 per share.

1. Sale and Purchase

1.1 The Seller hereby sells, assigns and transfers to each Purchaser, and each Purchaser hereby purchases from the Seller, the number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule A, at a purchase price of US $0.0001 per share, for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule A (as to each Purchaser, the “Purchase Price”).

1.2 Each Purchaser shall pay, or has paid, its Purchase Price to the Seller in full by bank transfer from an account in such Purchaser’s own name to the account designated by the Seller. The Seller acknowledges receipt of each Purchase Price paid on or before the date of this Agreement. Each Purchaser is responsible for its own compliance with exchange-control and tax requirements applicable to it, including, for Purchasers resident in India, applicable requirements of the Foreign Exchange Management Act, 1999 and the rules and regulations thereunder, and applicable Indian income-tax provisions.

1.3 Concurrently with the execution of this Agreement, the Seller is delivering to the Company duly executed stock powers in the form attached as Exhibit 1, and the Company is directed to register the transfers contemplated by this Agreement on its stock ledger.

2. Representations of the Seller

The Seller represents and warrants to each Purchaser that: (a) the Seller has good and valid title to the Shares, free and clear of all liens, encumbrances, options and adverse claims; (b) the Seller has full power and authority to execute and perform this Agreement; and (c) upon registration of the transfers, each Purchaser will acquire good and valid title to its Shares. Except for this Agreement, the Seller is not a party to any voting agreement, voting trust, proxy, option, right of first refusal or other agreement or understanding with respect to the Shares.

3. Representations of each Purchaser

Each Purchaser, severally and not jointly, represents and warrants to the Seller and the Company that:

(a) such Purchaser is acquiring its Shares for such Purchaser’s own account, for investment and not with a view to, or for resale in connection with, any distribution thereof, and is paying the Purchase Price from such Purchaser’s own funds;

(b) such Purchaser understands that the Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, are being transferred in a private transaction not involving any public offering, are “restricted securities,” and may not be offered, sold or transferred except pursuant to an effective registration statement or an available exemption from registration, and that the certificates or book entries representing the Shares will bear a customary restrictive legend to that effect;

(c) such Purchaser has received and reviewed such information concerning the Company, including its draft offering statement, as such Purchaser considers necessary, has had the opportunity to ask questions of the Company’s management, and is able to bear the economic risk of this investment, including its complete loss;

(d) there is no agreement, arrangement or understanding, written or oral, between such Purchaser and the Seller, Manish Prakash, or any other person regarding the voting, disposition or control of such Purchaser’s Shares, and such Purchaser will exercise all rights in respect of its Shares independently and in such Purchaser’s own interest; and

(e) such Purchaser is not subject to any of the disqualifying events described in Rule 262(a) under the Securities Act, and has completed, or will promptly complete, a questionnaire to that effect for the Company.

4. No Retained Rights

The Seller retains no right, title or interest in or to the Shares, and no right to reacquire the Shares, no proxy, and no right to direct or influence the voting or disposition of the Shares, in each case whether by agreement, arrangement or understanding, written or oral.

5. Acknowledgment of Related Relationships

The parties acknowledge that Taishi Rudr Prakash and Katyayini Prakash are the son and daughter, respectively, of Manish Prakash, a director of the Company at the date of this Agreement, and that these relationships, and the transfers effected by this Agreement, will be disclosed in the Company’s offering statement as required by applicable law.

6. Company Acknowledgment

The Company acknowledges this Agreement, consents to the transfers contemplated hereby, and shall register the transfers on its stock ledger and issue certificates or book entries, bearing the legend referred to in Section 3(b), to each Purchaser.

7. General

This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions. It may be executed in counterparts, including by electronic signature, each of which is an original. This Agreement is governed by the laws of the State of Wyoming, without regard to conflicts-of-law principles. Each party bears its own costs and taxes arising from its participation in the transfers.

8. Further Assurances

Each party shall execute such further documents, including stock powers and tax or exchange-control filings, as are reasonably necessary to give effect to this Agreement.

Signatures

SELLER:  _______________________  Rahul Malhotra

PURCHASER:  _______________________  Taishi Rudr Prakash

PURCHASER:  _______________________  Katyayini Prakash

PURCHASER:  _______________________  Vivek Krishna Menon

PURCHASER:  _______________________  Ahirbudhnya Singh

PURCHASER:  _______________________  Alex Mercer

THE COMPANY (Sections 6 and 8 only):

ZQ PLATFORMS INC.  By: _______________________  Alex Mercer, Chief Executive Officer

SCHEDULE A – PURCHASERS, SHARES AND PURCHASE PRICES

Purchaser	Shares Purchased	Purchase Price
Taishi Rudr Prakash	78,248,400	US $7,824.84
Katyayini Prakash	5,396,400	US $539.64
Vivek Krishna Menon	1,199,200	US $119.92
Ahirbudhnya Singh	1,199,200	US $119.92
Alex Mercer	1,196,800	US $119.68
Total	87,240,000	US $8,724.00

Purchase price per share: US $0.0001. Resulting ownership is disclosed in the Company’s offering statement.

EXHIBIT 1 – FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned, Rahul Malhotra, hereby sells, assigns and transfers unto [name of Purchaser] [number] shares of common stock of ZQ Platforms Inc., a Wyoming corporation, standing in the undersigned’s name on the books of said corporation, and hereby irrevocably constitutes and appoints the Secretary (or any officer) of said corporation as attorney to transfer the said shares on the books of said corporation with full power of substitution.

Dated: October 27, 2026   _______________________  Rahul Malhotra